SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From time to time, Trian Fund Management, L.P. (“Trian”) may issue the following statement to shareholders of the The Procter & Gamble Company (“P&G”) through various social media channels:

Don’t take our word for it…@forbes @adam_hartung explains why Nelson Peltz should be on the @ProcterGamble board bit.ly/2ybVW5r

In addition, Trian posted the following third party commentary to www.RevitalizePG.com in relation to Trian’s investment in P&G:

Media & Analysts

Media and research analysts have voiced support for Trian’s efforts to revitalize P&G.

“But P&G’s stop-Peltz campaign is a big mistake. The veteran activist has identified, and can help correct, P&G’s fundamental weakness: its inability to grow.”

“The company argues that its ‘strategy is producing results.’ [. . .] P&G has simply recovered lost ground; its current stock price is hovering right where it stood two-and-a-half years ago, at around $93 [. . .] And it’s likely that Peltz has provided a tonic for P&G shares that would vanish if he departs.”

“P&G must rapidly increase revenues so that the lines between stable costs and buoyant sales diverge sharply, creating outsized gains in profits. Today, it’s not happening, and it’s precisely the problem Nelson Peltz is targeting. Without Peltz, P&G investors face a dreary future of more of the same. Shareholders shouldn’t tiptoe like management. They should charge ahead, think big and put Peltz on the board.”

Shawn Tully

“A watchful outsider has a valuable role to play on the inside, and management’s stubborn resistance to [Nelson Peltz’s] presence raises troubling questions about its openness to change. After a half-decade of disappointments, P&G has lost the right to say: Just trust me.”

“Shareholders should cast their vote for Mr. Peltz. Having an investor in the room, among around a dozen board members, can only aid robust board discussions, the bedrock of good corporate governance. The company’s existing board is a mostly one-dimensional pantheon of establishment corporate leaders.”

“Voting for P&G’s existing board looks like the riskier option. The company has a record of complacency, and Mr. Taylor, for all his talk of change, is an insider. A board seat may be the only way for Mr. Peltz to assess the company’s underlying performance. It is all but impossible to judge from the outside the underlying improvement of a company that has sold as many brands as P&G has in recent years, including Duracell and CoverGirl.”

Stephen Wilmot